Exhibit 10.1

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (the “Agreement”) is made this 25rd day of April, 2013, between WACREB, LLC a California limited liability company (the “Owner”), and BIOLARGO, INC., a Delaware corporation, (the “Tennant”).

1.     Lease. Owner does hereby grant to Tennant a lease to use and occupy those certain premises commonly known as approximately 5,500 square feet of a larger 30,022 rentable square feet located at 3500 W. Garry Avenue, Santa Ana, CA (the “Building”) as shown on Exhibit A attached hereto (the “Premises”). The space consists of the entire front office, (approximately 4,500 square feet) and 1,500 square feet of Warehouse space as the Owner designates from time to time for the storage of materials or finished product. The term of this Lease shall commence on May 1, 2013, and continue on a month-to-month basis; provided however, Leasor and Leasee may terminate this Lease earlier upon at least Ninety (90) days written notice for any reason. Tennant agrees to pay Owner monthly Lease fee in the amount of Three Thousand Five Hundred Seventy-Five and 00/100 Dollars ($3,575.00), in advance, on the first day of each month during the term. Any fee payments received five (5) or more days after the beginning date of each month will be subject to a service charge equal to five percent (5%) of the unpaid amount.

2.     Security Deposit. Tennant shall deposit the amount of Three Thousand Five Hundred Seventy-Five and 00/100 Dollars ($3,575.00) with Owner as a Security Deposit upon the execution of this Agreement. If Tennant defaults with respect to any fee or other sum due to Owner as provided for in this Agreement and Tennant fails to cure such default within ten (10) days of Owner’s written notice specifying the details thereof, Owner may use any part of the Security Deposit for the payment of any fee or any other sum in default. Tennant shall not be entitled to interest on such deposit. If Tennant shall fully and faithfully perform every provision of this Agreement to be performed by it, the Security Deposit or any balance thereof shall be returned to Tennant within thirty (30) days after termination of this Agreement.

3.     Payment Methods. At the option of the Leasee, it may, in its sole discretion, choose to pay any cash obligations due by issuing to the Owner, or its designee, shares of common stock in BioLargo in lieu of cash. The number of shares to be issued as payment, shall be calculated on the following formula: the amount due, divided by the average closing price of our stock for the 20 business days prior to the due date, the sum of which shall equal the total number of shares to be issued. Rent will be due on a monthly basis paid in advance.

4.     First Payment.   Tennant shall issue 53,572 number of shares of common stock within 30 days of execution of this Agreement as payment in full for the security deposit due of $3,575.00 plus three months rent due ($3,750 x 3) which equals $11,250 for grand total of $15,000. (Calculation of the number of shares is as follows: $15,000 / $.28 = 53,572 shares)

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5.     Signage. Tennant shall have the right to add commercially reasonable signage to the building at its own expense, subject to the prior approval of the Owner, which shall not be unreasonably withheld.

6.     Covenants. Tennant agrees that the Premises have been inspected and are accepted “as is” by Tennant in their present condition. Tennant shall not sublease the whole or any part of the Premises, nor assign this Agreement to any other without the prior written consent of Owner, which may be withheld in Owner’s sole discretion. Owner shall have the right upon reasonable prior notice to enter the Premises during normal business hours to examine its condition or to show said Premises to prospective purchasers, mortgagees or Tennants, and to alter, improve or repair the Premises, without abatement of fees due. Tennant shall make no structural or non-structural alterations without the prior written consent of Owner, which may be withheld in Owner’s sole discretion. Tennant shall keep the Premises and all equipment used in the operation thereof in good condition and repair, shall be responsible for any damage to the Premises caused by Tennant, its employees, agents, contractors, customers and invitees and shall keep the Premises in a clean and sanitary condition, providing for regular trash and garbage removal. Tennant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon, or in connection with, the Premises, all at Tennant’s sole expense.

7.     Indemnity and Insurance. Owner shall not be liable and Tennant hereby waives all claims against Owner for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Owner or its agents, employees or contractors. Tennant shall protect, indemnify and hold the Owner and Owner’s property manager harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of Owner) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tennant or its agents, employees, contractors or invitees to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tennant in or about the Premises or from transactions of the Tennant concerning the Premises; (c) Tennant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tennant in the performance of any covenant or agreement on the part of the Tennant to be performed pursuant to this Agreement.

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Tennant shall keep in force throughout the term of this Agreement: (a) a Commercial General Liability insurance policy or policies to protect the Owner and Owner’s property manager against any liability to the public or to any invitee of Tennant or Owner incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute; and (d) All Risk or Special Form coverage protecting Tennant against loss of or damage to Tennant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured. Each of the aforesaid policies shall (a) be provided at Tennant’s expense; (b) name the Owner and building management company, if any, as additional insureds; (c) be issued by an insurance company with a minimum Best’s rating of “A:VII”, and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Owner; and said policy or policies or certificates thereof shall be delivered to Owner by Tennant upon the commencement of this Agreement and at least thirty (30) days prior to each renewal of said insurance.

8.     Default. If Tennant shall fail to keep and perform any of the covenants and agreements herein contained after five (5) days written notice from Owner, Owner may terminate this Agreement and exercise any and all remedies permitted by law, including summary eviction proceedings. In the event Owner reenters the Premises as provided herein, Owner shall have the right to remove all personal property located therein and to place such property in storage at the expense and risk of Tennant.

9.     Use. Premises shall be used for Storage of non hazardous materials and related permitted uses.

10.   Utilities. Tennant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities.

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11.     Hazardous Materials. Tennant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, Leasees or invitees to at any time handle, use, manufacture, store or dispose of in or about the Premises any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws, regulations and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes (collectively “Environmental Laws”). Tennant shall protect, defend, indemnify and hold each and all of Owner’s, Owner’s investment manager, and the trustees, board of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of any actual or asserted failure of Tennant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials, or by reason of any actual or asserted failure of Tennant to keep, observe, or perform any provision of this paragraph. Owner covenants and agrees to reciprocally indemnify, defend and save Tennant harmless against any and all loss, claims, liability or costs (including court costs and reasonable attorneys’ fees) occasioned by Owner’s failure to comply with all applicable Environmental Laws or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials caused by Owner, its employees or representatives. The indemnifications set forth above on the part of Tennant and Owner shall survive the expiration or earlier termination of this Agreement.

12.     Surrender; Holding Over. Tennant agrees, upon termination of this Agreement, to peacefully quit and surrender the Premises without notice, leave the Premises neat and clean, and deliver all keys to the Premises to the Owner. If Tennant, without the implied or expressed consent of Owner, shall hold over after the expiration of the term of this Agreement, Tennant shall remain bound by all covenants and agreements herein, except that the tenancy shall be of sufferance at 200% of the Lease fee provided for herein, and Tennant shall be responsible for any damages to Owner resulting from holding over.

13.     Notices. Any notice or document required or permitted to be delivered under this Agreement shall be addressed to the intended recipient, shall be transmitted personally, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth beneath the parties’ signatures below, or at such other address as it has then last specified by written notice delivered in accordance with this Paragraph 13, as written below:

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Notice Address for Biolargo, Inc.

Attention: Dennis Calvert

Box 3950

Laguna Hills, C 92654-3950

With a Fax Copy to 949-625-9819 and Email to Dennis.Calvert@BioLargo.com

14.     Limitation of Liability. Redress for any claim against Owner under this Agreement shall be limited to and enforceable only against and to the extent of Owner’s interest in the Building. The obligations of Owner under this Agreement are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Owner be liable to Tennant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

OWNER:		TENNANT:

WACREB, LLC, California limited liability company		BIOLARGO, Inc., a Delaware corporation

By:	/s/Thomas Bercaw	By:	/s/Dennis Calvert
Name: Thomas Bercaw		Name: Dennis Calvert
Title: President WACREB		Title: President / CEO

Date: 4-26-2013		Date: 4-25-2013

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EXHIBIT A – SITE PLAN

attached to and made a part of the Commerical Lease Agreement bearing the
Reference Date of April 25, 2013 between

WACREB, LLC as Owner and
BIOLARGO, INC., as Tennant

[3500 W. Garry Avenue, Santa Ana, Ca]

Office Space Shown in Green

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Proposed Warehouse Space (shown in Green) (which is subject to relocation from time to time, as determined by the Owner)

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